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                                                               EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

         AGREEMENT entered into as of the 1st day of September, 1997 by and between 800 Travel Systems, Inc., a Delaware corporation ("Company") with an office at 4802 Gunn Highway, Tampa, Florida 33624 and Mark D. Mastrini ("Employee") an individual residing at [address].

         WHEREAS, Company desires to employ Employee in the capacity and under the terms set forth below and Employee desires to be employed by Company in that capacity and on those terms;

         NOW, THEREFORE, it is agreed as follows:

         1.     Employment; Position; Duties.

                (a) Company hereby employs Employee, and Employee hereby accepts employment by Company, on the terms and conditions set forth in this Agreement. During the Term of this Agreement (as defined below) Employee shall serve as the President and Chief Operating Officer of the Company, subject to the direction of the Board of Directors of the Company (the "Board"), and in connection therewith shall perform his duties in accordance with the instructions and policies of the Board. If elected, Employee agrees to serve as a member of the Board.

                (b) The duties of Employee shall be those customarily associated with the offices of President and Chief Operating Officer including the supervision and direction of the Company's business operations and its senior management personnel.

                (c) During the Term, Employee shall devote his entire working time and attention to the business and affairs of the Company and shall use his best efforts to promote the business of the Company. During the term of his employment hereunder, Employee shall have no interest in or perform any material service for any other business entity whether or not competitive with Company, except that the aforesaid prohibition against ownership shall not apply to either inactive investments in public companies whose stock is traded on a national securities exchange or actively traded over the counter or passive investments in entities not competitive with Company.

                (d) Employee will report to the Board and will provide the Board with such written reports relating to the Company's business as it may request.

         2.     Term.

                (a) The term of Employee's employment (the "Term") shall be for a period of approximately three years commencing on the Effective Date (as hereinafter defined) and ending,
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notwithstanding the Effective Date, on September 30, 2000.  The "Effective
Date" means the date on which the currently contemplated initial public offering of common stock of Company (the "IPO") is consummated. Anything contained herein to the contrary notwithstanding, Employee acknowledges that this Agreement is being entered into in contemplation of the aforesaid IPO and that, if such IPO does not become effective, for any reason whatsoever, this Agreement shall be of no force or effect.

                (b) In the event that Employee continues in the full-time employ of Company after the end of the Term, such continued employment shall be on a year-to-year basis subject to the terms and conditions hereof. As used in this Agreement, the "First Contract Year" means the period commencing on the Effective Date and ending on September 30, 1998; the "Second Contract Year" means the one-year period immediately following the First Contract Year; and the "Third Contract Year" means the one-year period immediately following the Second Contract Year. Each subsequent October 1st occurring during the period in which Employee is employed by the Company shall be deemed to commence a new contract year.

         3.     Compensation; Benefits.

                (a) In consideration of the services to be rendered by Employee hereunder, Company shall pay Employee the following compensation:

                       (i) in the First Contract Year a base salary at the rate of $125,000 per annum;

                       (ii) in the Second Contract Year the Employee shall be paid a base salary equal to $125,000 plus an amount equal to $125,000 times (the percentage increase in the Consumer Price Index from August 1, 1997 to August 1, 1998 plus 5%). Thus, if the percentage increase in the CPI was 5%, commencing October 1, 1998, Employee's salary would be $137,500 ($125,000 + ($125,000 x .10));

                       (iii) in the Third Contract Year the Employee shall be paid a base salary equal to his salary rate for the Second Contract Year plus an amount equal to his salary rate for the Second Contract Year times the percentage increase in the Consumer Price Index from August 1, 1998 to August 1, 1999 plus 5%.

                (b) Company shall reimburse Employee promptly upon presentation of receipts or other satisfactory documentation for all reasonable expenses incurred by him in the furtherance of and in connection with his employment hereunder.

                (c) Company shall provide Employee with such medical and disability insurance as it makes available to its



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executives generally on substantially the same terms and conditions as such insurance is made available to other executives.

                (d) In recognition of Employee's need for a car to perform services required of him by the Company, the Company shall pay to Employee a car allowance of $500 per month.

                (e) Employee shall be entitled to two (2) weeks vacation in each calendar year during the Term, such vacation to be taken at times not inconvenient to Company.

                (f) As additional consideration for Employee's execution and delivery of this Agreement, the Company has issued to Employee 100,000 shares of its Common Stock. Of such 100,000 shares, 50,000 shall be deemed vested as of the date hereof and 50,000 shall vest as of 18 months from the Effective Date (except that in the event of the Company's constructive termination (as defined below), the remaining 50,000 shares shall vest as of the date of the Company's constructive termination). Thus, if Employee shall leave the employ of the Company for any reason (other than as a result of the Company's constructive termination) prior to the expiration of 18 months from the Effective Date, he shall return to the Company 50,000 of the 100,000 shares previously issued to him. If Employee shall remain in the employ of the Company, on the second anniversary of the Effective Date the Company shall issue to him 50,000 shares of its Common Stock. The Employee agrees not to sell or otherwise transfer 90,000 of the 100,000 shares previously issued to him prior to the second anniversary of the Effective Date without the prior written consent of the Company. Upon request, the Employee shall enter into a "lock-up" agreement with the underwriter of the IPO confirming his agreement not to transfer any of his shares prior to the second anniversary of the Effective Date without the consent of the underwriter. Employee shall be released from the transfer restriction contained in this paragraph upon termination of this Agreement.

                (g) Pursuant to the terms of the Company's Stock Option Plan (the "Plan") the Company shall grant to Employee options to purchase 50,000 shares of the Company's Common Stock at a price of $5.00 per share. The right to exercise such options shall vest as to 25,000 shares on the first anniversary of the Effective Date and as to the remaining 25,000 shares on the second anniversary of the Effective Date (except that in the event of the Company's constructive termination, the right to exercise options with respect to any unvested shares shall vest immediately as of the date of the Company's constructive termination). The terms and conditions of such options to be fully set forth in a Stock Option Agreement to be issued in accordance with the Plan.

                (h) No later than ninety (90) days after the second anniversary of the Effective Date the Company shall register for sale under the Securities Act of 1933 the shares referenced in





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subparagraph (f) and the shares underlying the options referenced in subparagraph (g).

                (i) Upon the Effective Date the Company shall issue to the Employee 25,000 Warrants identical to the Warrants to be issued as part of the contemplated public offering.

         4.     Termination.

                (a) This Agreement may be terminated by Company for cause (as defined below) immediately upon written notice thereof to Employee. Upon termination for cause, Company shall not be obligated to make any further payment to Employee under this Agreement, but the provisions of paragraph 6 shall survive any such termination. For the purposes of this Agreement, the phrase "for cause" shall mean Employee's (i) conviction of the willful violation of any law, rule or regulation, other than minor violations (which, through lapse of time or otherwise, is not subject to appeal); (ii) acts with respect to the property of the Company which constitute larceny, fraud, theft, embezzlement or the acceptance of a bribe or kick back; (iii) willful misconduct as an employee of Company; (iv) willful misrepresentation of a material matter to the Board; or (v) reckless disregard of his responsibilities under this Agreement.

                (b) If as a result of Employee's incapacity due to physical or mental illness, he shall have been absent from his duties with Company on a continuous basis for more than ninety days or for more than ninety working days during any nine month period, Company may upon thirty days prior written notice, terminate Employee's employment for "disability". Upon any such termination, except as otherwise required by law, Employee's rights to receive salary or other compensation or benefits hereunder shall terminate as of the date set forth in such notice.

                (c) This Agreement shall terminate automatically upon Employee's death.

                (d) In the event that Employee remains employed by the Company for the full Term of this Agreement but Company determines that it does not intend to offer to employ Employee on substantially the same or better terms after the end of the Term, the Company shall, not less than 45 days prior to the end of the Term, provide written notice to Employee of such determination. Notwithstanding the provisions of paragraph 1(c) of this Agreement, after receipt of such a notice, for the duration of the Term, Employee shall be permitted to devote a reasonable amount of his working time and attention to making arrangements for his employment after the Term, however, nothing contained herein shall diminish Employee's continuing obligation, during the balance of the Term, to use his best efforts to promote the business of the Company.





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       (e)  This Agreement may be terminated by Employee for the Company's constructive termination (defined below) immediately upon written notice thereof to the Company. Upon such constructive termination, Employee shall no longer be obligated to render services hereunder, but the provisions of paragraph 6 shall survive any such termination, and the (i) Employee shall be entitled to continue to receive the compensation and benefits he is entitled to receive under subparagraphs 3(a), (c) and (d) during the remainder of the Term and (ii) the Common Stock referred to in subparagraph 3(f) and the options referred to in subparagraph 3(f) shall vest immediately as of the date of the Company's constructive termination. For the purposes of this Agreement, the phrase the Company's "constructive termination" (or similar phrase) shall mean termination because of the Company's (i) material diminution of Employee's duties or assignments in a manner materially inconsistent with the duties set forth in this Agreement, (ii) material breach of this Agreement to the material detriment of Employee, provided that Company shall have failed to cure such breach within a reasonable time after receipt of written notice thereof from Employee; provided, however, that no constructive termination shall be deemed to have occurred in any of the foregoing events if the Company shall have taken such action for cause as described in subparagraph 4(a) above.

         5. No Conflicting Agreement. Employee represents and warrants that he is not subject to any employment agreement, restrictive covenant, agreement or contract which might limit the performance of his duties and responsibilities hereunder. Employee further represents and warrants that he has made no commitment of any kind whatsoever inconsistent with the provisions of this Agreement and that he is under no disability of any kind which would prevent him from entering into this Agreement and performing all of his obligations hereunder.

         6.     Non-Competition; Confidentiality.

                (a) Employee covenants and agrees with Company that he will not, directly or indirectly:

                       (i) while he is in Company's employ and at any time after the termination of his employment hereunder, disclose or use or otherwise exploit for his own benefit or the benefit of any other person (other than for the benefit of Company) any Confidential Information (as hereinafter defined) disclosed to Employee or of which Employee becomes aware by reason of his employment with Company;

                       (ii) while he is in Company's employ and through the period ending two years after the termination of his employment hereunder, solicit or divert or appropriate to any Competing Business (as hereinafter defined), directly or indirectly, or attempt to solicit or divert or appropriate to any





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such Competing Business, any person or entity who was a customer or client of
Company at any time during the last six months of Employee's employment hereunder;

                       (iii) while he is in Company's employ and through the period ending two years after the termination of his employment hereunder, employ or attempt to employ or assist anyone else in employing any person who, at any time within the period commencing six months prior to the date of the termination of Employee's employment by Company and ending one year after the date of such termination, was, is or shall be an employee of Company (whether or not such employment is full time or is pursuant to a written contract with Company); and

                       (iv) while he is in Company's employ and through the period ending ninety days after his employment hereunder, as an individual or as agent, employee, partner, officer, director, owner or independent contractor of any person or entity, engage in any Competing Business, directly or indirectly.

                (b) Employee agrees that upon the termination of his employment (whether voluntarily or involuntarily) he will not take with him or retain without the Company's written authorization, and will promptly deliver to Company, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to Company.

                (c) For purposes of this Paragraph, the term "Competing Business" means any business located within the United States providing services substantially similar to those provided by the Company from time to time. The term "Confidential Information" means any and all data and information relating to the business of the Company (whether constituting a trade secret or not) which is or has been disclosed to Employee or of which Employee becomes aware as a consequence of or through his relationship with the Company and which has value to the Company and is not generally known by its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Company (except where such public disclosure has been made by Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

                       If a court of competent jurisdiction determines that any of the provisions related to the right of Employee to compete with Company upon termination of his employment or to use information made know to him during the course of his employment by Company are not enforceable because of their length or territorial scope, Company and Employee agree that such court may limit the term or scope of such provision to such extent as is necessary to





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render it enforceable and that such provision, as so revised, shall be enforceable.

                (d) Employee acknowledges that irreparable loss and injury would result to Company upon the breach of any of the covenants contained in this paragraph 6 and that damages arising out of such breach would be difficult to ascertain. Employee agrees that, in addition to all other remedies available at law or at equity, Company may petition and obtain from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by Employee of any covenant contained in this Paragraph 6 and that in any action or proceeding brought to enforce any provision of this Paragraph 6, the prevailing party shall be entitled to recover from the non-prevailing party the former's reasonable costs of enforcement, including legal fees.

         7. Severance. In the event that any provision (or any portion of any provision) of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement (and the balance of any provisions held void or unenforceable in part only) shall continue in full force and effect, unless dependent upon an unenforceable or void provision.

         8. Resignation. Upon the termination of his employment for any reason Employee shall be deemed to resign as an officer and director of Company and its affiliates, if then so acting.

         9. Assignment; Successors. This Agreement may not be assigned by Employee, but may be assigned by Company to any successor in interest to its business. This Agreement shall inure to the benefit of and shall be binding upon Company, its successors and assigns, and Employee, his heirs, legal representatives, executors and assigns.

         10. Complete Agreement; Governing Law. This Agreement contains the full and complete understanding and agreement of the parties and supersedes all prior agreements and understanding between the parties with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and wholly performed within said State, and may not be modified, amended, terminated or discharged orally.

         11. Waiver; Estoppel. No waiver by either party of any breach of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of such provision or of a other provision herein contained.

         12. Indemnification. The Company and each of its subsidiaries for whom Employee is an officer or director shall indemnify and hold harmless Employee in his capacity as an officer and/or director and/or agent to the fullest extent permissible





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under the law of the state of incorporation or formation of such entity whether or not the Company is then a corporation. Such indemnification shall include the advancement to Employee of reasonable fees and expenses (including attorneys' fees) for his defense of any civil, criminal, administrative or investigative action, suit or proceeding brought against him in his capacity as an officer, director or agent and such indemnification obligation shall survive the termination of this Agreement.

         13.    Notices.       Any notices hereunder shall be in writing and
delivered at the addresses set forth above, or to such other address or addresses as may hereafter be furnished in writing by one party to the other, by certified mail, return receipt requested, or by telecopier. All such notices shall be deemed effective upon receipt.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                           -----------------------------------
                                           Mark D. Mastrini


                                           800 TRAVEL SYSTEMS, INC.


                                           By:
                                              --------------------------------



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